Exhibit (a)(1)(C)

AIRXPANDERS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON DECEMBER 6, 2018,

UNLESS THE OFFER IS EXTENDED

Terms used in this Election Form, including the Election Terms & Conditions and Election Instructions attached hereto, that are defined in the Offer to Exchange have the same meaning as those defined terms in the Offer to Exchange

Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding options for new options (the “Offer”), including: (1) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (referred to as the “Offer to Exchange”); (2) the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing this Offer (the “Launch Email”); and (3) this election form, together with its instructions (together, the “Offer documents”). The Offer is subject to the terms of these Offer documents, as they may be amended. The Offer provides eligible employees who received certain eligible option grants the opportunity to exchange those eligible options for a number of new options on a one for one basis, at an exercise price per share equal to the closing sales price of a share of our common stock (based on the current market price of our CDIs on ASX) on the day following the expiration of the Offer (the “new option grant date”). All eligible employees who participate in the Offer will receive new options. You are an eligible employee if you are an employee of AirXpanders in the United States who holds eligible options as of the date the Offer commences and remain an employee of AirXpanders through the new option grant date. Members of our board of directors, including our Chief Executive Officer, will not be eligible employees.

Additional instructions are included in the remainder of the election form with respect to any limitations on submitting elections. This Offer expires at 9:00 p.m., Pacific Time, on December 6, 2018, unless extended. PLEASE FOLLOW THE ACCOMPANYING INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this Offer, you may exchange options granted to you by AirXpanders, whether vested or unvested, that were granted under our 2015 Equity Incentive Plan (the “2015 Plan”), and that are outstanding as of the start of the offering period and remain outstanding and unexercised as of the expiration date. In accordance with the terms outlined in the Offer documents, if you elect to exchange your eligible options, you will receive an equal number of new options.

All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on the new option grant date and will be subject to a new vesting schedule and term. We expect the new option grant date to be December 7, 2018. If the expiration date of the Offer is extended, then the new option grant date will be extended to one day after the new expiration date.

If your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options. The maximum term for the new options will be 10 years.

The new options will be unvested as of the new option grant date, regardless of the extent to which the exchanged eligible options were vested, and will be scheduled to vest based on your continued service with us through each applicable vesting date in accordance with the new vesting schedule. The new vesting schedule generally provides that (i) 25% of the new option will vest on the one year anniversary of the new option grant date and (ii) 1/48th of the new option shall vest monthly over the remaining thirty-six months. Vesting is subject to continued service with us through each applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us. See Section 9 of the Offer to Exchange for further details. You will lose your rights to all exchanged options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which are attached.

To participate in the Offer with respect to some or all of your eligible option grants, we must receive your election electronically via electronic mail at optionexchange@airxpanders.com no later than 9:00 p.m., Pacific Time, on December 6, 2018 (unless we extend the Offer).

Only elections that are properly completed and submitted and actually received by AirXpanders on or before the expiration date via electronic mail at optionexchange@airxpanders.com will be accepted. Elections submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We will not accept delivery of any election after expiration of this Offer.

You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the properly submitted election that we receive last on or before the expiration date. To change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all your eligible options from the Offer, you must deliver a valid new election in accordance with Section 5 of the Offer to Exchange.

To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information regarding each eligible option grant that you hold which has been provided to you along with this election form: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; whether the eligible option grant is an incentive stock option or nonstatutory stock option; the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant.

You must submit this election form electronically via electronic email to optionexhange@airxpanders.com. Regardless of your choice for submitting your election, please be sure to follow the instructions, which are attached. If you wish to complete this election form, please check the appropriate box:

☐	Yes, I wish to participate in the Offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be December 7, 2018.

☐	Yes, I wish to participate in the Offer as to my eligible option grants listed below (please list):

(Previously submitted elections received by AirXpanders, if any, will be disregarded upon receipt of a new, properly submitted election. As a result, any new election form must indicate all eligible option grants you wish to exchange in the Offer.)

Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be December 7, 2018.

OR

☐	No, I wish to REJECT the Offer with respect to all of my eligible option grants.

If I previously have accepted the Offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the Offer.

  I understand that this election form will replace in its entirety any election that AirXpanders previously received from me.

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC TIME,

ON DECEMBER 6, 2018 (UNLESS THE OFFERING PERIOD IS EXTENDED).

Election Terms & Conditions

1.    I have read carefully, understand and agree to be bound by all the terms and conditions of the offer as described in the Offer documents.

2.     I agree that my decision to accept or reject the Offer with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer.

3.    I understand that I may change my election at any time by completing and submitting a new election no later than 9:00 p.m. Pacific Time, on December 6, 2018 (unless the Offer is extended), and that any election submitted and/or received after such time will be void and of no further force and effect.

4.    If my employment with AirXpanders terminates on or before the date the Offer expires, I understand that I will cease to be an eligible employee under the terms of the Offer and any election that I have made to exchange any of my options pursuant to the Offer will be ineffective. As a result, none of my options will be exchanged under the Offer and I will not receive new options.

5.    I understand and agree that my employment (or, after new options have been granted pursuant to the Offer, my employment or other service) with AirXpanders will be considered terminated effective as of the date that I no longer am actively providing employment (or other services, as applicable) to AirXpanders, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or other service agreement, if any; and unless otherwise expressly provided in the Offer documents or determined by AirXpanders, my right to receive new options pursuant to the Offer or to vest in the new options received in the Offer, if any, will terminate as of such date and will not be extended by any notice period mandated under local law (e.g., my period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or other service agreement, if any); AirXpanders will have the exclusive discretion to determine when I no longer am actively providing employment services for purposes of the Offer and the grant of new options pursuant to the Offer (including whether I still may be considered to be providing employment services while on a leave of absence). I further acknowledge that the new options granted pursuant to the Offer have a different vesting schedule than the eligible options cancelled in exchange, that the first vesting date under the new options is scheduled to occur on the one-year anniversary of the new option grant date, and that any new options granted pursuant to the Offer will have a different exercise price per share of AirXpanders common stock than the eligible options cancelled in the Offer.

6.    I agree that all decisions with respect to future grants under any AirXpanders equity compensation plan will be at the sole discretion of AirXpanders.

7.    I agree that: (a) the Offer is established voluntarily by AirXpanders, is discretionary in nature and may be modified, amended, suspended or terminated by AirXpanders, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; (b) AirXpanders, at its discretion, may refuse to accept my election to participate; and (c) the Offer is an exceptional, voluntary and one-time offer that does not create any contractual or other right to receive future offers, options or other equity awards, or benefits in lieu of offers, even if offers have been made in the past.

8.     If the Offer period lasts for 30 days or more, any of my eligible options that are incentive stock options that are not exchanged in the Offer may be deemed modified, and the holding period for such options will restart.

9.     I agree that if I elect to keep any of my eligible options, those options will remain subject to their current terms and conditions.

10.     I agree that the new options, and income from and value of same; (a) are not intended to replace any pension rights or compensation; and (b) are not part of normal or expected compensation for the purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

11.     If I am providing services outside the U.S., I agree that (i) the new options, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither AirXpanders shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. Dollar that may affect the value of the new options the subsequent sale of any shares of AirXpanders’ common stock acquired upon exercise or settlement.

12.    This election and my participation in the Offer shall not create a right to employment or other service, or be interpreted as forming or amending an employment or other service contract with AirXpanders and shall not interfere with the ability of AirXpanders, or, if different, of my current employer, or applicable entity with which I am engaged to provide services (the “Employer”), to terminate my employment or other service relationship (if any) at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

13.    I understand that: (a) the future value of the shares of AirXpanders’ common stock underlying the new options is unknown, indeterminable and cannot be predicted with certainty; (b) if the underlying shares of AirXpanders’ common stock do not increase in value, the new options will have no value; and (c) if I exercise the new option and acquire shares of AirXpanders’ common stock, the value of those shares may increase or decrease, even below the new option’s exercise price.

14.    No claim or entitlement to compensation or damages shall arise from forfeiture of the new options resulting from the termination of my employment or other service relationship with AirXpanders or one of its subsidiaries (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any).

15.    I acknowledge that, regardless of any action taken by AirXpanders or the Employer, the ultimate liability for all income tax, social insurance and social security liabilities or premium, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Offer and the new options and legally applicable to me (“Tax-Related Items”) is and remains solely my responsibility and may exceed the amount actually withheld by AirXpanders or the Employer. I further acknowledge that AirXpanders and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Offer and the new options, including, but not limited to, the exchange of eligible options for new options, the grant, vesting or exercise of the new options, the issuance of shares of AirXpanders’ common stock upon exercise of the new options, the subsequent sale of shares of AirXpanders’ common stock acquired pursuant to such issuance and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Offer or any aspect of the new options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to tax in more than one jurisdiction, I acknowledge that AirXpanders and/or the Employer (or former employer or entity, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to AirXpanders and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize AirXpanders and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or other cash compensation paid to me by AirXpanders and/or the Employer; (b) withholding from proceeds of the sale of shares of AirXpanders’ common stock acquired upon exercise of the new options either through a voluntary sale or through a mandatory sale arranged by AirXpanders (on my behalf pursuant to this authorization without further consent); or (c) as otherwise specified in the 2015 Plan and the applicable option agreement between AirXpanders and me governing the new options.

Finally, I agree to pay to AirXpanders or the Employer any amount of Tax-Related Items that AirXpanders or the Employer may be required to withhold as a result of my participation in the Offer and the grant of new options that cannot be satisfied by the means previously described. AirXpanders may refuse to issue or deliver the shares of AirXpanders’ common stock subject to new options that I receive pursuant to the Offer, if I fail to comply with my obligations in connection with the Tax-Related Items.

16.    I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this election and any other offer documents (“Data”) by and among, as applicable, the Employer or the Company and any parent or subsidiary for the exclusive purpose of implementing, administering and managing my participation the Offer.

I understand that the AirXpanders and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in AirXpanders, details of all options or any other entitlement to shares of AirXpanders common stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing my participation in the Offer.

I understand that Data will be transferred to a stock plan service provider as may be selected by AirXpanders in the future, which is assisting AirXpanders with the implementation, administration and management of my participation in the offer. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company and any other possible recipients which may assist AirXpanders (presently or in the future) with implementing, administering and managing my participation in the Offer to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing my participation in the Offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer. I understand that if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me new options or other equity awards or administer or maintain my participation in the Offer. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative

17.    I acknowledge and agree that none of AirXpanders or affiliate of AirXpanders, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents.

18.    I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents, including this election form. I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the Offer. I agree that any and all decisions or interpretations of AirXpanders upon any questions relating to the Offer and this election form will be given the maximum deference permitted by law.

19.    By submitting this election form, I agree to indemnify AirXpanders with respect to any claim by a third party that such third party is entitled to any rights with respect to the eligible option grants that I tender for exchange.

20.     I agree that the terms of the new options, if any, that I receive pursuant to the Offer will be subject to the terms and conditions of the applicable new option agreement.

21.    I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this election form in English and I agree to be bound accordingly.

22.    I understand and agree that the Offer and the new options granted pursuant to the Offer are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Offer or the grant of new options, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware.

23.    I understand and agree that upon request, I will execute and deliver any additional documents deemed by AirXpanders to be necessary or desirable to complete the exchange of the eligible options I am electing to exchange.

24.    I further understand that if I should keep a copy of my election for my records. I understand that AirXpanders intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to AirXpanders below, within two U.S. business days after AirXpanders receives my election form. If I do not receive a confirmation from AirXpanders, I understand that it is my responsibility to ensure that my election form has been received no later than 9:00 p.m., Pacific Time, on December 6, 2018 and I hereby waive any right to receive any notice of receipt of this election form. I understand that only responses that are properly completed and submitted and actually received by AirXpanders on or before the expiration date will be accepted.

25.    The provisions of the Offer documents and this election form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

(Required)

☐	I acknowledge and agree with the terms and conditions stated above and as set forth in the Offer documents comprising this Offer.

Employee Signature	Date

Employee Name (Please Print)	Employee Email Address

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON DECEMBER 6, 2018

(UNLESS THE OFFERING PERIOD IS EXTENDED).

AIRXPANDERS, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the Offer, you must complete and deliver an election.

If you want to participate in this Offer, you must make an election via the process described in Section 4 of the Offer to Exchange and outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. If you do not want to participate, then no action is necessary.

Elections via Electronic Email

1.	Print and properly complete, sign and date the election form attached to the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you by the Company, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	Email the properly completed election form to optionexchange@airxpanders.com.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. We prefer that you submit your election electronically via electronic mail. To obtain a paper election form, please contact the Chief Financial Officer's office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via electronic email, a confirmation statement will be sent by the Company that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by electronic email will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 7, 2018.

AirXpanders will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation if you submit an election form by fax, by completing and submitting an election form by fax, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the next calendar day after the expiration of the Offer, which cancellation is scheduled to be December 7, 2018 (unless the Offer is extended).

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new election.

You may change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, only in accordance with the provisions of Section 5 of the Offer to Exchange. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date (the expiration date currently is expected to be December 6, 2018, at 9:00 p.m., Pacific Time). If we extend the expiration date, you may change or withdraw your election of your tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 9, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as AirXpanders does accept your properly tendered eligible options.

You may change your election and elect to exchange all of your eligible option grants, some of your eligible option grants, or none of your eligible option grants pursuant to the terms and conditions of this Offer. To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process set forth in Section 5 of the Offer to Exchange and described below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018.

Election Changes via Electronic Email

1.	Print and properly complete, sign and date the election form attached to the launch email from Frank Grillo, President and Chief Executive Officer, dated November 7, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you by the Company, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 7, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	Email the properly completed election form to optionexchange@airxpanders.com.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on December 6, 2018. We prefer that you submit your election electronically via electronic mail. To obtain a paper election form, please contact the Chief Financial Officer's office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via electronic email, a confirmation statement will be sent by the Company that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Chief Financial Officer’s office, by email at smurcray@airxpanders.com or by phone at +1 650 282 8106. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by electronic email will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election to AirXpanders on or before the expiration date by following the procedures described in Section 4 of the Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise), and dated after your previously-submitted election, and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election, please be sure to make an election with respect to each of your Eligible Option Grants.

3.	No Partial Tenders.

If you intend to tender an eligible option grant through the Offer, you must tender all of your shares of AirXpanders’s common stock subject to that eligible option grant.

You may pick and choose which of your outstanding eligible option grants you wish to exchange if you hold more than one eligible option grant and you may choose to exchange in the Offer one or more of your eligible option grants without having to exchange all of your eligible option grants. However, if you decide to participate in this Offer to exchange an eligible option grant, you must elect to exchange that entire eligible option grant (that is, all eligible options subject to that eligible option grant).

However, if you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to only the portion of eligible option beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this Offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible holder).

4.	Signatures on elections.

The election form submitted by electronic mail must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. Your signature must be provided on the paper election form after it is printed. AirXpanders will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form. If the election form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to AirXpanders of the authority of that person to act in that capacity must be submitted with the election form.

5.	Other information on elections.

In addition to signing the election, you must indicate your name and the date and time (Pacific Time) at which you signed. You also must include your current email address.

6.	Requests for assistance or additional copies.

Any questions and any requests for additional copies of the election form or other Offer documents may be directed to Scott Murcray at smurcray@AirXpanders.com or by phone at +1 650 282 8106. Copies will be furnished promptly at AirXpanders’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Important: Elections must be received via electronic mail on or before 9:00 p.m., Pacific Time, on December 6, 2018 (unless the Offer is extended).

8.	Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the election form and its associated instructions, and the Launch Email, before deciding to participate in the Offer.

9.	Important tax information.

Please refer to Section 15 of the Offer to Exchange which contains important tax information. We also recommend that you consult with your personal advisers before deciding whether or not to participate in this Offer.